Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-92053, 33-2171, 33-17848 (Post-Effective Amendment No. 1), 33-33803, 33-33807, 33-39323, 33-36911, 33-45176, 33-45231, 33-45233, 33-56952, 33-58708, 33-72158, 033-55265 (Post-Effective Amendment No. 1), 033-60379, 033-63547, 333-11639, 333-15923, 333-29099, 333-70459, 333-74371, 333-34726, 333-44508, 333-50992, 333-59504, 333-64988, 333-76764, 333-109983, 333-122441, 333-129785, 333-144322, 333-152559 and 333-153662 on Form S-8 of our reports dated July 24, 2009, relating to the financial statements and financial statement schedules of 3Com Corporation, and the effectiveness of 3Com Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of 3Com Corporation for the year ended May 29, 2009.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
July 24, 2009